Exhibit 10

HICKORYTECH CORPORATION
DIRECTORS’ STOCK OPTION PLAN

             Amended and Restated February 6, 2001

             1.          Purpose of the Plan.  The purpose of this HickoryTech Corporation Directors’ Stock Option Plan is to attract and retain the best available individuals for service as Directors of the Company and to provide additional incentive to the Outside Directors of the Company to serve as Directors.

             2.          Definitions.

(a)	“Board” shall mean the Board of Directors of the Company.

(b)	“Common Stock” shall mean the Common Stock of the Company.

(c)	“Company” shall mean HickoryTech Corporation, a Minnesota corporation.

(d)	“Director” shall mean a member of the Board.

(e)	“Employee” shall mean any person, including officers and Directors, employed by the Company or any parent or subsidiary of the Company.

(f)	“Fair Market Value” shall have the meaning set forth in Section 9.

(g)	“GAAP” shall mean generally accepted accounting principles in the United States in effect from time to time.

(h)	“Net Shareholder Value” shall mean for the purposes of this Plan, Enterprise Value less Debt. Enterprise Value is the sum of customer lines, customer counts and revenue for designated HickoryTech lines of business. The individual calculations are based on either the product of a predetermined dollar value multiple times the customer or line counts, or the revenues from selected lines of business (after intercompany elimination) times a percentage multiple or a set value. The multiples used in valuations are based on industry valuations and are pre-established and applied consistently over the Plan years.

The total debt for HickoryTech Corporation is subtracted from the Enterprise value to determine the Net Shareholder Value. The Net Shareholder Value calculation is approved by the Compensation Committee of the Board of Directors. This Net Shareholder Value is calculated on an annual basis.

(i)	“Option” shall mean a stock option granted pursuant to the Plan.

(j)	“Optionee” shall mean an Outside Director who receives an Option.

(k)	“Outside Director” shall mean a Director who is not an Employee.

(l)	“Performance Criteria” shall mean, for a given fiscal year, achievement of Net Shareholder Value at least equal to the prior year’s Net Shareholder Value.

(m)	“Plan” shall mean this Directors’ Stock Option Plan.

(n)	“Shares” shall mean shares of the Common Stock.

             3.          Shares Subject to the Plan.  Subject to Section 12, the maximum aggregate number of Shares that may be optioned and sold under the Plan is 300,000 shares of Common Stock.  If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares that were subject thereto shall become available for future grant under the Plan.

             4.          Grants of Options under the Plan.  On the date of the close of the audit following each of the fiscal years in which the Company satisfies the Performance Criteria, each Outside Director shall automatically receive an Option to purchase 5,000 Shares at the Fair Market Value on the date of grant.  Each Option shall be for a term of ten years.

             5.          Grant of Options under the Plan for new Outside Directors.  New Outside Directors joining the Board will receive a one-time grant of Options to purchase Shares at the Fair Market Value on the date of the grant.  The date of the grant will be the date of their appointment to the Board.  The grant amount will be equal to the number of Options granted to other Outside Directors during the most recent issuance of Options under the annual Directors’ Stock Option Plan.

             6.          One-time Grant of Options for Outside Directors.  Outside Directors will receive a one-time grant of Options to be issued effective March 29, 2000.  This additional one-time grant will be based on the Director’s number of years of service on the Board.  This one-time grant would provide for 1,000 Options per year of service, with a maximum of 5,000 Options.  This would not affect any other issuance of Options under the Directors’ Stock Option Plan.

             7.          Powers of the Board.  Subject to the provisions and restrictions of the Plan, the Board shall have the authority, in its discretion:  (i) to determine the fair market value of the Common Stock; (ii) to interpret the Plan; (iii) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option granted hereunder; and (iv) to make all other determinations deemed necessary or advisable for the administration of the Plan.  All decisions, determinations and interpretations of the Board shall be final and binding on all Optionees and any other holders of any Options granted under the Plan.

             8.          Effective Date of Plan.  The Plan shall become effective upon its approval by the shareholders of the Company as described in Section 17.

             9.          Fair Market Value.  The fair market value of a Share shall be, in the event the Common Stock is traded on the Nasdaq National Market System or listed on a stock exchange, the average closing sale price on such system or exchange during the five trading days on which there was actual trading ending on the trading day on which there was actual trading immediately preceding the date of grant of the Option, as reported in The Wall Street Journal.  In the event the Common Stock is not so traded or listed, the Board shall determine fair market value.

             10.        Exercise of Option.

                           (a)         Procedure for Exercise; Rights as a Shareholder.  An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company.  Until the issuance of the stock certificate evidencing the Shares so purchased, the purchaser shall have no right to vote or receive dividends or any other rights as a shareholder.  A share certificate for the number of Shares purchased shall be issued to the Optionee as soon as practicable after exercise of the Option.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 12.

                           (b)        Death of Optionee.  Notwithstanding Section 10(a) in the event of the death of an Optionee, the Option may be exercised at any time within six months following the date of death, by the Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance.

             11.        Non-Transferability of Options.  The Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

             12.        Adjustments Upon Changes in Capitalization, Dissolution or Merger.  In the event that the number of outstanding shares of Common Stock of the Company is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration, the number of Shares available under this Plan and the number of Shares subject to outstanding Options and the exercise price per share of such Options shall be proportionately adjusted.  Such adjustment shall be made by the Board, whose determination in that respect shall be conclusive.

             13.        Amendment and Termination of the Plan.

                           (a)         Amendment and Termination.  The Board may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuance shall be made which would impair the rights of any Optionee under any grant theretofore made, without his or her consent.

                           (b)        Effect of Amendment or Termination.  Any such amendment or termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated.

             14.        Conditions Upon Issuance of Shares.  As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares, if, in the opinion of counsel for the Company, such a representation is required by law.

             15.        Reservation of Shares.  The Company, during the term of this Plan, will at all times reserve and keep available such number of the Shares available for issuance pursuant to this Plan as shall be sufficient to satisfy the requirements of the Plan.

             16.        Option Agreement.  Options may, but need not, be evidenced by written Option Agreements in such form as the Board shall approve.

             17.        Shareholder Approval.  The Plan shall be subject to approval by the shareholders of the Company.